Exhibit (a)(1)(D)

Offer to Purchase for Cash

by Centrus Energy Corp.

of

All Outstanding shares of its

Series B Senior Preferred Stock
At a Purchase Price of $1,145.20 per share

And

Consent Solicitation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON NOVEMBER 18, 2021, OR SUCH LATER TIME AND DATE TO WHICH CENTRUS MAY EXTEND (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

October 20, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Centrus Energy Corp., a Delaware corporation (“Centrus”), has appointed us to act information agent as in connection with its (i) offer to purchase all of its outstanding Series B Senior Preferred Stock, $1.00 par value per share (the “Series B Preferred Shares”), at a purchase price per share (inclusive of any rights to accrued but unpaid dividends) of $1,145.20 in cash, less any applicable withholding taxes (the “Purchase Price”), and (ii) solicitation of consents (the “Consent Solicitation”) from holders of the Series B Preferred Shares to amend (the “Series B Preferred Amendment”) the certificate of designation of the Series B Preferred Shares (the “Certificate of Designation”) from and after the effective date of the Series B Preferred Amendment to: (i) cease any obligation to pay dividends on Series B Preferred Shares (other than the payment of accrued dividends in connection with a redemption or distribution of assets upon liquidation, dissolution or winding up), (ii) permit Centrus to redeem Series B Preferred Shares during the 90 days following the date of effectiveness of the Series B Preferred Amendment at a redemption price per share equal to $1,145.20 (plus any additional accrued dividends for the period from and including the date of effectiveness of the Series B Preferred Amendment to the date of redemption), (iii) remove the prohibition on the declaration and payment of dividends on junior stock of Centrus, which includes all shares of Centrus’ capital stock defined as “Common Stock” in Centrus’ Amended and Restated Certificate of Incorporation, or the redemption, purchase or acquisition of such junior stock, and (iv) remove the restriction on redemption, purchase or acquisition of capital stock of Centrus ranking on parity with the Series B Preferred Shares, in each case, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 20, 2021 (the “Offer to Purchase”), and the related Letter of Transmittal and Consent (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). If the Series B Preferred Amendment is approved, Centrus currently intends to redeem all Series B Preferred Shares that remain outstanding following the consummation of the Offer at the reduced redemption price referred to in clause (ii) above. The aggregate liquidation preference per Series B Preferred Share (including accrued but unpaid dividends) was $1,347.29 as of September 30, 2021. Under no circumstances will Centrus pay interest as part of the consideration for the Offer, including, but not limited to, by reason of any delay in making payment. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal and Consent.

Only Series B Preferred Shares properly tendered prior to the Expiration Date and not properly withdrawn will be purchased in the Offer at the Purchase Price, upon the terms and subject to the conditions of the Offer described in the Offer to Purchase. All Series B Preferred Shares acquired in the Offer will be acquired at the Purchase Price. Centrus reserves the right, in its sole discretion, to change the Purchase Price per share of Series B Preferred Shares and to decrease the aggregate amount of Series B Preferred Shares sought in the Offer, subject to applicable law. Holders of Series B Preferred Shares who tender Series B Preferred Shares in the Offer will automatically be deemed, without any further action, to have given their affirmative consent to approval of the Series B Preferred Amendment (effective upon Centrus’ acceptance of the tendered Series B Preferred Shares).

Centrus reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in the section of the Offer to Purchase entitled “The Offer and Consent Solicitation— General Terms—Conditions to the Offer and Consent Solicitation,” or to amend the Offer in any respect, subject to applicable law.

The tender offer is not conditioned on the receipt of financing or any minimum number of Series B Preferred Shares being tendered. The tender offer is, however, subject to certain other conditions. The adoption of the Series B Preferred Amendment is conditioned on receipt of the affirmative consent of holders of at least 90% of the outstanding Series B Preferred Shares, as well as the other conditions to which the tender offer is also subject. See the section of the Offer to Purchase entitled “The Offer and Consent Solicitation—General Terms—Conditions to the Offer and Consent Solicitation.”

For your information and for forwarding to those of your clients for whom you hold Series B Preferred Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase;

2.	The Letter of Transmittal and Consent for your use and for the information of your clients, including an IRS Form W-9;

3.	Notice of Guaranteed Delivery to be used to accept the Offer if the Series B Preferred Share certificates and all other required documents cannot be delivered to the Depositary before the Expiration Date or if the procedure for book-entry transfer cannot be completed before the Expiration Date;

4.	A letter to clients that you may send to your clients for whose accounts you hold Series B Preferred Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.	A return envelope addressed to Computershare Trust Company, N.A., c/o Voluntary Corporate Actions, P.O. Box 43011, Providence, Rhode Island 02940-3011, as Depositary for the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON NOVEMBER 18, 2021, OR SUCH LATER TIME AND DATE TO WHICH CENTRUS MAY EXTEND.

For Series B Preferred Shares to be tendered properly pursuant to the Offer, one of the following must occur: (1) the certificates for such Series B Preferred Shares, or confirmation of receipt of such Series B Preferred Shares pursuant to the procedure for book-entry transfer set forth in the section of the Offer to Purchase entitled “The Offer and Consent Solicitation—Procedure for Tendering Series B Preferred Shares,” together with (a) a properly completed and duly executed Letter of Transmittal and Consent including any required signature guarantees and any documents required by the Letter of Transmittal and Consent or (b) an Agent’s Message (as defined in the section of the Offer to Purchase entitled “The Offer and Consent Solicitation—Procedure for Tendering Series B Preferred Shares—Tendering Series B Preferred Shares Using Book-Entry Transfer”) in the case of a book-entry transfer, must be received before 5:00 p.m., Eastern Standard Time, on November 18, 2021 by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, or (2) stockholders whose certificates for Series B Preferred Shares are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Date must properly complete and duly execute the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in the section of the Offer to Purchase entitled “The Offer and Consent Solicitation—Procedure for Tendering Series B Preferred Shares—Guaranteed Delivery Procedures.”

Centrus will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Depositary and the Information Agent, as described in the sections of the Offer to Purchase entitled “The Offer and Consent Solicitation—Depositary,” “The Offer and Consent Solicitation—Information Agent,” and “The Offer and Consent Solicitation—Fees and Expenses,” respectively) for soliciting tenders of Series B Preferred Shares pursuant to the Offer. Centrus will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Series B Preferred Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Centrus, the Depositary or the Information Agent for purposes of the Offer. Centrus will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Series B Preferred Shares except as otherwise provided in the Offer to Purchase or Instruction 7 in the Letter of Transmittal and Consent.

Any questions or requests for assistance or additional copies of enclosed materials may be directed to the Information Agent at its telephone number and address set forth on the back cover of the Offer to Purchase.

Very truly yours,

D.F. King & Co., Inc., as Information Agent

Enclosures

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF CENTRUS, THE DEPOSITARY OR THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.